EXHIBIT 99.1

FOR MORE INFORMATION, CONTACT:
David H. Hoster II, President and Chief Executive Officer
N. Keith McKey, Chief Financial Officer
(601) 354-3555

EASTGROUP PROPERTIES ANNOUNCES
SECOND QUARTER 2012 RESULTS

•	Funds from Operations of $21.7 Million or $.77 Per Share for the Quarter Compared to $.73 Per Share for the Same Quarter Last Year, an Increase of 5.5%

•	Net Income Attributable to Common Stockholders of $8.0 Million or $.28 Per Share for the Quarter

•	Same Property Net Operating Income Growth of 1.0% for the Quarter; 2.2% Increase Without Straight-Line Rent Adjustments

•	94.1% Leased, 93.1% Occupied as of June 30, 2012

•	Renewed or Re-Leased 78% of Expiring Square Feet During the Quarter

•	Acquired 47.8 Acres of Development Land in Houston and Denver for $6.6 Million

•	Sold an Operating Property in Phoenix (174,000 Square Feet) for $7.0 Million and a Gain of $1.9 Million

•	Started a Houston Development Project (160,000 Square Feet) During the Quarter With Estimated Total Costs of $10.9 Million

•	Transferred One Development Property (44,000 Square Feet and 83% Leased) to the Real Estate Portfolio

•	Eight Buildings in the Company’s Development Program at Quarter-End With a Projected Total Investment of $44.6 Million

•	Paid 130th Consecutive Quarterly Cash Dividend – $.52 Per Share

•	Issued 1,044,865 Shares of Common Stock During the Quarter With Net Proceeds of $52.3 Million

•	Interest and Fixed Charge Coverages of 3.4x for the Quarter

JACKSON, MISSISSIPPI, July 19, 2012 - EastGroup Properties, Inc. (NYSE-EGP) announced today the results of its operations for the three and six months ended June 30, 2012.

Commenting on EastGroup’s performance for the quarter, David H. Hoster II, President and CEO, stated, “We are pleased that EastGroup achieved its fifth consecutive quarter of FFO growth as compared to the previous year's quarter and its fifth consecutive quarter of positive same property net operating income. In addition, occupancy exceeded our internal projections, we continued to expand our development program, and we took advantage of attractive equity markets to further strengthen an already conservative balance sheet.”

FUNDS FROM OPERATIONS

For the quarter ended June 30, 2012, funds from operations (FFO) were $.77 per share compared to $.73 per share for the same period of 2011, an increase of 5.5% per share.  Property net operating income (PNOI) increased by $2,454,000, or 8.0%, during the second quarter of 2012 compared to the same quarter of 2011.  PNOI increased $1,718,000 from 2011 and 2012 acquisitions, $427,000 from newly developed properties, and $317,000 from same property operations.

Same property net operating income increased 1.0% for the second quarter of 2012 compared to the same quarter of 2011.  Without straight-line rent adjustments, same property net operating income for the quarter increased 2.2%.  Rental rates on new and renewal leases (7.8% of total square footage) increased an average of 3.3% for the quarter; rental rates decreased 3.6% without straight-line rent adjustments.

For the six months ended June 30, 2012, FFO was $1.53 per share compared to $1.44 per share for the same period last year, an increase of 6.3%. PNOI increased 8.6%, or $5,274,000, for the six months ended June 30, 2012, compared

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to the same period of 2011. PNOI increased $3,414,000 from 2011 and 2012 acquisitions, $1,106,000 from same property operations, and $764,000 from newly developed properties.

For the first six months of 2012, same property net operating income increased 1.8% compared to the same period last year. Without straight-line rent adjustments, same property net operating income for the six months increased 3.0%. Rental rates on new and renewal leases (14.0% of total square footage) increased an average of 1.8% for the six months; rental rates decreased 5.1% without straight-line rent adjustments.

FFO and PNOI are non-GAAP financial measures, which are defined under Definitions later in this release.  Reconciliations of Net Income to PNOI and Net Income Attributable to EastGroup Properties, Inc. Common Stockholders to FFO, are presented in the attached schedule “Reconciliations of GAAP to Non-GAAP Measures.”

EARNINGS PER SHARE

On a diluted per share basis, earnings per common share (EPS) was $.28 for the three months ended June 30, 2012, compared to $.20 for the same quarter of 2011. Diluted EPS was $.48 for the first six months of 2012 compared to $.38 for the same period last year.

DEVELOPMENT

In April 2012, EastGroup started construction of World Houston 33, a 160,000 square foot build-to-suit development project on its recently acquired World Houston expansion land.  The estimated total cost for the building, which is projected to be completed in early 2013, is $10.9 million.

During the second quarter, the Company transferred World Houston 31A to the real estate portfolio. The building contains 44,000 square feet and is currently 83% leased.

At June 30, 2012, EastGroup’s development program consisted of eight buildings (591,000 square feet) located in Houston, San Antonio and Orlando which were collectively 55% leased as of July 18, 2012.  The projected total cost for these developments is $44.6 million, of which $16.2 million remained to be invested as of June 30, 2012.

During the second quarter, EastGroup purchased 47.8 acres of development land in Houston and Denver for $6.6 million.  The land in Houston (42.0 acres) is located in the Katy submarket and will accommodate the future development of West Ten Crossing, a business park with an estimated 580,000 square feet in nine buildings. The land in Denver (5.8 acres) is located in the city's southeast submarket adjacent to one of the Company's existing properties and will allow for the future development of Rampart IV, a business distribution building with approximately 83,000 square feet.

Subsequent to quarter end, EastGroup began development of World Houston 34, 35 and 36 with a total of 162,000 square feet and a total projected investment of $12.5 million and Beltway Crossing XI with 87,000 square feet and a projected investment of $4.9 million. World Houston 36 (60,000 square feet) is a build-to-suit, and the other three have no pre-leasing. Later in the third quarter, the Company will begin development of West Ten Crossing I, a 30,000 square foot build-to-suit project with an estimated cost of $3.8 million.

PROPERTY SALE

In mid-June, EastGroup closed the sale of Estrella Distribution Center (174,000 square feet) in Phoenix for $7,019,000 generating a gain of $1,869,000. The gain was not included in FFO since it was a gain on depreciable real estate property. Built in 1988, Estrella was EastGroup's only bulk distribution building in Phoenix.

DIVIDENDS

EastGroup paid cash dividends of $.52 per share of common stock in the second quarter of 2012, which was the Company’s 130th consecutive quarterly cash distribution.  This was the second quarter of the Company’s 20th consecutive year of increasing or maintaining the cash distributions paid to its shareholders.  The Company’s dividend payout ratio to funds from operations was 68% for the second quarter.  The annualized dividend rate of $2.08 per share yielded 3.8% on the closing stock price of $54.26 on July 18, 2012.

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FINANCIAL STRENGTH AND FLEXIBILITY

EastGroup continues to maintain a strong balance sheet.  Debt-to-total market capitalization was 33.8% at June 30, 2012.  For the quarter, the Company had interest and fixed charge coverage ratios of 3.4x and a debt to earnings before interest, taxes, depreciation and amortization (EBITDA) ratio of 6.43.  Total debt at June 30, 2012 was $795 million comprised of $624 million of fixed rate mortgage debt, $50 million of fixed rate term debt, and $121 million of floating rate bank debt.

The Company has revolving credit facilities of $200 million and $25 million, of which $121 million was outstanding as of June 30, 2012.  The Company had borrowing capacity of $104 million remaining on the lines of credit at June 30, 2012.

During the second quarter, EastGroup repaid the following mortgage loans:

Mortgage Loans Repaid	Interest Rate	Date Repaid	Original Maturity Date	Amount
University Business Center (125 & 175 Cremona)	7.98%	04/02/12	06/01/12	$8,679,000
University Business Center (120 & 130 Cremona)	6.43%	05/01/12	05/15/12	1,910,000
51st Avenue, Airport Distribution, Broadway I, III & IV, Chestnut, Interchange Business Park, Main Street, North Stemmons I land, Southpark, Southpointe and World Houston 12 & 13	6.86%	06/04/12	09/01/12	31,724,000
Weighted Average/Total Amount	7.07%			$42,313,000

Also during the second quarter, EastGroup issued and sold 1,044,865 shares of common stock under its continuous equity program at an average price of $50.64 per share with net proceeds to the Company of $52.3 million.  The proceeds were used to reduce variable rate bank borrowings. EastGroup completed its continuous equity program with these sales, which was ahead of the Company's projected schedule. The acceleration of the program reduced the Company's FFO per share projections for 2012 by $0.02 compared to projections discussed in the first quarter earnings release; however, the Company was able to take advantage of attractive market conditions in an uncertain economic environment. Since the start of the program in July 2011, the Company sold a total of 2,000,000 shares at an average price of $48.18 per share with net proceeds to the Company of $95 million.

OUTLOOK FOR REMAINDER OF 2012

FFO per share for 2012 is now estimated to be in the range of $3.04 to $3.12.  The midpoint was decreased from $3.10 to $3.08, and the range was narrowed. The decrease in the midpoint is primarily due to the acceleration of the sale of shares under the continuous equity program.  Diluted EPS for 2012 is estimated to be in the range of $0.90 to $0.98.  The table below reconciles projected net income attributable to common stockholders to projected FFO.

	Low Range		High Range
	Q3 2012	Y/E 2012	Q3 2012	Y/E 2012
	(In thousands, except per share data)
Net income attributable to common stockholders	$6,353	25,772	6,933	28,054
Depreciation and amortization	15,537	62,682	15,537	62,682
Gain on sales of real estate investments	—	(1,869)	—	(1,869)
Funds from operations attributable to common stockholders	$21,890	86,585	22,470	88,867

Diluted shares	29,017	28,524	29,017	28,524

Per share data (diluted):
Net income attributable to common stockholders	$0.22	0.90	0.24	0.98
Funds from operations attributable to common stockholders	$0.75	3.04	0.77	3.12

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The following assumptions were used:

•	Average occupancy of approximately 92% to 94% for the year.

•	Same property NOI change of approximately zero to 2% for the year.

•	Development starts of 509,000 square feet with projected total costs of $37.4 million for the remainder of the year.

•	Operating property acquisitions of $25 million in the fourth quarter.

•	Operating property dispositions of $8 million at the end of the year.

•	Bad debt, net of termination fees, of less than $.01 for the remainder of the year.

•	Floating rate bank debt at an average rate of 1.4% for the year.

•	Fixed rate term loan of $80 million at 3.3% on August 31, 2012.

•	No sales of common stock for the remainder of the year.

DEFINITIONS

The Company’s chief decision makers use two primary measures of operating results in making decisions:  (1) property net operating income (PNOI), defined as income from real estate operations less property operating expenses (excluding interest expense, depreciation expense on buildings and improvements, and amortization expense on capitalized leasing costs and in-place lease intangibles), and (2) funds from operations attributable to common stockholders (FFO).  EastGroup defines FFO consistent with the National Association of Real Estate Investment Trusts’ definition, as net income (loss) attributable to common stockholders computed in accordance with U.S. generally accepted accounting principles (GAAP), excluding gains or losses from sales of depreciable real estate property and impairment losses, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

PNOI and FFO are supplemental industry reporting measurements used to evaluate the performance of the Company’s investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry’s calculations of PNOI and FFO provides supplemental indicators of the properties’ performance since real estate values have historically risen or fallen with market conditions.  PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other REITs.  Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company’s financial performance.

Cash yield is defined as the projected cash PNOI at the stated occupancy divided by the total cost of the investment, which includes acquisition costs and the anticipated capital expenditures required to achieve the projected rents.

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its second quarter and review the Company’s current operations on Friday, July 20, 2012, at 11:00 a.m. Eastern Daylight Time.  A live broadcast of the conference call is available by dialing 1-800-862-9098 (conference ID: EastGroup) or by webcast through a link on the Company's website at www.eastgroup.net.  If you are unable to listen to the live conference call, a telephone and webcast replay will be available on Friday, July 20, 2012.  The telephone replay will be available until Friday, July 27, 2012, and can be accessed by dialing 1-800-283-4642.  Also, the replay of the webcast can be accessed through a link on the Company's website at www.eastgroup.net and will be available until Friday, July 27, 2012.

SUPPLEMENTAL INFORMATION

Supplemental financial information is available upon request by calling the Company at 601-354-3555, or by accessing the report in the Reports section of the Company’s website at www.eastgroup.net.

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COMPANY INFORMATION

EastGroup Properties, Inc. is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, Arizona, California and North Carolina.  The Company’s goal is to maximize shareholder value by being the leading provider in its markets of functional, flexible, and quality business distribution space for location sensitive customers primarily in the 5,000 to 50,000 square foot range.  The Company’s strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets.  EastGroup’s portfolio, including development projects in lease-up and under construction, currently includes over 30.5 million square feet.  EastGroup Properties, Inc. press releases are available on the Company’s website.

FORWARD-LOOKING STATEMENTS

The Company's assumptions and financial projections in this release are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “will,” “anticipates,” “expects,” “believes,” “intends,” “plans,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature.  All statements that address operating performance, events or developments that the Company expects or anticipates will occur in the future, including statements relating to rent and occupancy growth, development activity, the acquisition or sale of properties, general conditions in the geographic areas where the Company operates and the availability of capital, are forward-looking statements.  Forward-looking statements are inherently subject to known and unknown risks and uncertainties, many of which the Company cannot predict, including, without limitation:

•	changes in general economic conditions;

•	the extent of customer defaults or of any early lease terminations;

•	the Company's ability to lease or re-lease space at current or anticipated rents;

•	the availability of financing;

•	changes in the supply of and demand for industrial/warehouse properties;

•	increases in interest rate levels;

•	increases in operating costs;

•	natural disasters, terrorism, riots and acts of war, and the Company's ability to obtain adequate insurance;

•	changes in governmental regulation, tax rates and similar matters; and

•
other risks associated with the development and acquisition of properties, including risks that development projects may not be completed on schedule, development or operating costs may be greater than anticipated or acquisitions may not close as scheduled.

Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions at the time made, the Company can give no assurance that such expectations will be achieved.  The Company assumes no obligation whatsoever to publicly update or revise any forward-looking statements.  See also the information contained in the Company’s reports filed or to be filed from time to time with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

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EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
REVENUES
Income from real estate operations	$46,458	43,127	93,095	86,297
Other income	14	21	28	44
	46,472	43,148	93,123	86,341
EXPENSES
Expenses from real estate operations	13,400	12,523	26,444	24,920
Depreciation and amortization	15,541	14,017	31,381	28,204
General and administrative	2,536	2,607	5,652	5,576
Acquisition costs	—	—	19	—
	31,477	29,147	63,496	58,700
OPERATING INCOME	14,995	14,001	29,627	27,641
OTHER INCOME (EXPENSE)
Interest expense	(8,977)	(8,542)	(18,418)	(17,420)
Other	172	180	343	358
INCOME FROM CONTINUING OPERATIONS	6,190	5,639	11,552	10,579
DISCONTINUED OPERATIONS
Income (loss) from real estate operations	25	(24)	17	(62)
Gain on sales of nondepreciable real estate investments, net of tax	—	—	167	—
Gain on sales of real estate investments	1,869	—	1,869	—
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	1,894	(24)	2,053	(62)
NET INCOME	8,084	5,615	13,605	10,517
Net income attributable to noncontrolling interest in joint ventures	(111)	(123)	(230)	(233)
NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	7,973	5,492	13,375	10,284
Other comprehensive income	—	—	—	—
TOTAL COMPREHENSIVE INCOME	$7,973	5,492	13,375	10,284
BASIC PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Income from continuing operations	$0.21	0.20	0.41	0.38
Income (loss) from discontinued operations	0.07	0.00	0.07	0.00
Net income attributable to common stockholders	$0.28	0.20	0.48	0.38
Weighted average shares outstanding	28,246	26,820	27,946	26,815
DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Income from continuing operations	$0.21	0.20	0.41	0.38
Income (loss) from discontinued operations	0.07	0.00	0.07	0.00
Net income attributable to common stockholders	$0.28	0.20	0.48	0.38
Weighted average shares outstanding	28,341	26,897	28,024	26,884
AMOUNTS ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Income from continuing operations	$6,079	5,516	11,322	10,346
Income (loss) from discontinued operations	1,894	(24)	2,053	(62)
Net income attributable to common stockholders	$7,973	5,492	13,375	10,284

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EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
NET INCOME	$8,084	5,615	13,605	10,517
Equity in earnings of unconsolidated investment	(88)	(87)	(177)	(173)
Interest income	(84)	(84)	(166)	(167)
Other income	(14)	(21)	(28)	(44)
Gain on sales of land	—	(9)	—	(18)
(Income) loss from discontinued operations	(1,894)	24	(2,053)	62
Depreciation and amortization from continuing operations	15,541	14,017	31,381	28,204
Interest expense (1)	8,977	8,542	18,418	17,420
General and administrative expense (2)	2,536	2,607	5,652	5,576
Acquisition costs	—	—	19	—
PROPERTY NET OPERATING INCOME (PNOI)	$33,058	30,604	66,651	61,377
COMPONENTS OF PNOI:
PNOI from Same Properties	$30,909	30,592	62,400	61,294
PNOI from 2011 and 2012 Acquisitions	1,718	—	3,414	—
PNOI from 2011 and 2012 Development Properties	436	9	841	77
Other PNOI	(5)	3	(4)	6
TOTAL PNOI	$33,058	30,604	66,651	61,377
NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	$7,973	5,492	13,375	10,284
Depreciation and amortization from continuing operations	15,541	14,017	31,381	28,204
Depreciation and amortization from discontinued operations	71	89	176	149
Depreciation from unconsolidated investment	34	34	67	67
Noncontrolling interest depreciation and amortization	(65)	(54)	(126)	(108)
Gain on sales of real estate investments	(1,869)	—	(1,869)	—
FUNDS FROM OPERATIONS (FFO) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$21,685	19,578	43,004	38,596
NET INCOME	$8,084	5,615	13,605	10,517
Interest expense (1)	8,977	8,542	18,418	17,420
Interest expense from unconsolidated investment	76	78	152	157
Gain on sales of land	—	(9)	—	(18)
(Income) loss from discontinued operations	(1,894)	24	(2,053)	62
Depreciation and amortization from continuing operations	15,541	14,017	31,381	28,204
Depreciation from unconsolidated investment	34	34	67	67
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)	$30,818	28,301	61,570	56,409
DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Income from continuing operations	$0.21	0.20	0.41	0.38
Income (loss) from discontinued operations	0.07	0.00	0.07	0.00
Net income attributable to common stockholders	$0.28	0.20	0.48	0.38
Funds from operations (FFO) attributable to common stockholders	$0.77	0.73	1.53	1.44
Weighted average shares outstanding for EPS and FFO purposes	28,341	26,897	28,024	26,884

(1) Net of capitalized interest of $1,087 and $904 for the three months ended June 30, 2012 and 2011, respectively; and $2,129 and $1,743 for the six months ended June 30, 2012 and 2011, respectively.
(2) Net of capitalized development costs of $676 and $209 for the three months ended June 30, 2012 and 2011, respectively; and $1,388 and $366 for the six months ended June 30, 2012 and 2011, respectively.